Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Web3Labs Global Inc. on the Form F-1 of our report dated November 3, 2025, except for Note 14, Note 15, Note 16 and Note 18 as to which the date is April 21, 2026, with respect to our audits of the consolidated financial statements of Web3Labs Global Inc. as of June 30, 2024 and 2025 and for the years ended June 30, 2024 and 2025, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Guangdong Prouden CPAs GP

Guangzhou, China

May 12, 2026